April 15, 2005

Mr. Alan P. Magerman
Chairman of the Board, CEO
Xenonics Holdings, Inc. and
Xenonics, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, CA 92008

Dear Alan:

As you know, effective April 15, 2005, Richard Naughton will become the CEO of Xenonics Holdings, Inc., and Xenonics, Inc. (collectively the “Companies”). Accordingly, Paragraphs 1 and 2 of your Employment Agreement dated as of January 1, 2003 are hereby amended to provide that you shall be the Chairman of the Board rather than the CEO of the Companies. In all other respects your Employment Agreement shall remain in full force and effect.

By signing this letter at the place indicated below, you are expressing your agreement to this amendment to your Employment Agreement.

Sincerely,

/s/ Jeffrey P. Kennedy

Jeffrey P. Kennedy President

Agreed and Accepted

/s/ Alan P. Magerman

Alan P. Magerman